EXHIBIT 10.28



                             4/02/98



Steve Vanechanos, Jr.
DynamicWeb Enterprises, Inc.
271 Route 46 West
Building F, Suite 209
Fairfield, NJ  07004

Dear Steve:

     This letter confirms the terms of the agreement between DynamicWeb Enterprises, Inc. ("DWEB") and Perry & Co. ("Perry").

     1. Engagement. The company has agreed to engage Perry as an independent contractor and consultant to provide investor relation services to the DWEB, and Perry has agreed to provide these services to DWEB, subject to the terms and conditions described in this letter.

     2. Term. The initial term of the engagement is for a period of one year from the date of this letter. This agreement may be renewed at the end of the initial term, and at the end of any subsequent renewal term, for successive three-month periods, but only upon written notice by DWEB to Perry that it desire to continue the engagement. Both parties acknowledge that the parties' judgment of the quality of services provided by Perry will be subjective, and that DWEB therefore has the absolute right to determine its satisfaction with these services. Accordingly, there is no obligation, implied or otherwise, of DWEB to renew this agreement for successive terms.

     3. Services. Perry will provide ongoing research coverage (while retaining the ultimate and unhampered right to determine whether to pronounce DWEB a buy, sell or otherwise in its published reports), update reports, corporate profiles/postcards, coverage announcements for news wires, free access to proprietary investor databases, free access to proprietary broker databases and consultation on securing nonproprietary investor and broker databases. Perry will also be available to provide counseling on style and content of investor relations material (DWEB will be responsible for ascertaining that said material meets all jurisdictional and regulatory requirements prior to public distribution) database management, lead generation and lead distribution and report distribution.

     Perry will additionally provide DWEB with a premium position
(first page, standard-sized "Watch List" banner) on the website, the Internet Stock Review, while operating, at no additional cost. <PAGE 1>

     Perry additionally will distribute (or notify the availability of) to the subscribers of the Internet Stock Review Online newsletter, Press Releases and/or Corporate Profiles created by AV Newswire. AV Newswire creates audio and video enhanced corporate press releases, corporate announcements and product/service announcements. DWEB would have to contract separately with AV Newswire for the production of any such enhanced services.

     4. Costs. DWEB will be responsible for all printing and distribution, press release and/or advertising costs recommended by Perry and pre-approved and prepaid by DWEB. DWEB will also be responsible for all travel related costs incurred by Perry when providing its services as determined by Perry and pre-approved and prepaid by DWEB.

     5. Compensation for Services. DWEB will pay Perry a fee of $2,500 per month, payable monthly, in advance. In addition, DWEB will grant to Perry options to purchase 45,000 shares of DWEB and grant to Joel Arberman) ("Arberman") options to purchase 45,000 shares of DWEB at a price of $5.50 per share. The options granted to Perry and Arberman will enable Perry and Arberman to purchase such shares at any time commencing from time of engagement at the above-stated price and up until _____ years from the date of engagement. The options will enable Perry and Arberman to purchase freely-traded shares (free of restrictive legend) of DWEB.

     Perry and DWEB agree that this compensation is a nonrefundable payment for engagement of services. If DWEB decides to terminate this agreement prior to end of the initial term, no refund will be forthcoming to DWEB or be payable by Perry.

     6. Additional Obligations of Perry. Perry agrees that, in connection with its investor relation services to DWEB, it will abide by the following conditions:

          (a) Perry will not release any financial or other material information about DWEB without prior written consent and approval of DWEB.

          (b) Perry will not conduct any meetings with financial analysts without informing the DWEB in writing in advance of the proposed meeting.

          (c) Perry will not release any information or data about DWEB to any selected person(s), entity(s) and/or group(s) if Perry is aware that such information or data has not been or is not concurrently or generally disclosed by the company.

          (d) After notice by DWEB of filing for a proposed public offering of securities, and during any period of restriction on publicity, Perry shall not engage in any public
<PAGE 2> relations efforts not in the normal course of business without the prior written approval of legal counsel for DWEB.

          (e) Perry will indemnify DWEB from all claims, liability, costs or other expenses (including reasonable attorneys' fees) incurred by DWEB as a result of any inaccurate information concerning DWEB released by Perry, unless such information was provided to Perry by DWEB, or as a result of any breach by Perry of any of the terms and conditions of this agreement.

     7. Additional Obligations of the Company. DWEB agrees that, in connection with this agreement, it will indemnify Perry from all claims, liability, costs or other expenses (including reasonable attorneys' fees) incurred by Perry as a result of any inaccurate information concerning Perry provided by DWEB or any of its officers or directors to Perry, or as a result of any breach by DWEB of any of the terms and conditions of this agreement. If, in DWEB's judgment, any material non-public information concerning DWEB cannot be revealed, DWEB will advise Perry that a quiet period is in effect. DWEB will not conduct any unsolicited email campaigns without Perry's specific written consent for any such campaign.

     8. Independent Contractor. Perry is an independent contractor responsible for compensation of its agents, employees and representatives, as well as all applicable withholding and taxes (including unemployment compensation) and all workers' compensation insurance.

     9. Assignment. The rights and obligations of each party to this agreement may not be assigned without the prior written consent of the other party.

     10. Entire Agreement. This letter agreement between DWEB and Perry contains the entire agreement between them. This agreement may not be modified or extended except in writing and signed by DWEB and Perry.

     11. Arbitration and Waiver of Jury Trial. ANY DISPUTE BASED UPON OR ARISING OUT OF THIS LETTER AGREEMENT SHALL BE SUBJECT TO BINDING ARBITRATION TO BE HELD IN LOS ANGELES COUNTY, CALIFORNIA BEFORE A RETIRED CALIFORNIA SUPERIOR COURT JUDGE. JUDGMENT ON THE ARBITRATOR'S AWARD SHALL BE FINAL AND BINDING, AND MAY BE ENTERED IN ANY COMPETENT COURT. AS A PRACTICAL MATTER, BY AGREEING TO ARBITRATE ALL PARTIES ARE WAIVING JURY TRIAL.

     12. Attorneys' Fees. The prevailing party in any arbitration or litigation arising out of or relating to this letter agreement shall be entitled to recover all attorneys' fees and all costs (whether or not such costs are recoverable pursuant to California Code of Civil Procedure) as may be incurred in connection with either obtaining or collecting any judgment
<PAGE 3> and/or arbitration award, in addition to any other
relief to which that party may be entitled.

     Please sign this letter agreement in the space provided below to indicate your agreement with the terms stated in this letter.

                              Sincerely,

                              By /s/  Roland R. Perry
                                   Roland R. Perry
                                   President, Perry & Co.



AGREED AND ACCEPTED:

DynamicWeb Enterprises, Inc.

By /s/ Steve Vanechanos, Jr.
     Steve Vanechanos, Jr.
     Chief Executive Officer  <PAGE 4>